EXHIBIT 22

                      URT INDUSTRIES, INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT




         Subsidiary                           State of Incorporation
         ----------                           ----------------------
United Record & Tape Industries, Inc.                 Florida

Peaches Entertainment Corporation                     Florida